UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2018

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01 Other Events

Carty

As previously reported, Portland General Electric Company (PGE, or the Company) entered into a turnkey engineering, procurement, and construction agreement (Construction Agreement) in 2013 with Abeinsa EPC LLC, Abener Construction Services, LLC, Teyma Construction USA, LLC, and Abeinsa Abener Teyma General Partnership (collectively, the Contractor), affiliates of Abengoa S.A., for the construction of the Carty natural gas-fired generating plant (Carty) located in Eastern Oregon. Liberty Mutual Insurance Company and Zurich American Insurance Company (together, the Sureties) provided a performance bond of $145.6 million (Performance Bond) in connection with the Construction Agreement. PGE, the Contractor, Abengoa S.A., and the Sureties are hereinafter collectively referred to as the Parties.

In December 2015, the Company declared the Contractor in default under the Construction Agreement and terminated the Construction Agreement. Following termination of the Construction Agreement, PGE brought on new contractors and completed construction. Carty was placed into service on July 29, 2016 and the Company began collecting its revenue requirement in customer prices on August 1, 2016, as authorized by the OPUC, based on the approved capital cost of $514 million. Actual costs for the construction of Carty exceeded the approved amount and, as of June 30, 2018, PGE has capitalized $640 million to Electric utility plant. The additional expense was due to incremental costs resulting from various matters relating to the resumption of construction activities following the termination of the Construction Agreement, including, among other things, completing the remaining construction work, correcting deficiencies and defects in work performed by the Contractor, determining the remaining scope of construction, preparing work plans for contractors, identifying new contractors, negotiating contracts, resolving claims and removing certain liens filed on the property for goods and services provided under contracts with the Contractor, and procuring additional materials.

The Company subsequently sought recovery of incremental construction costs and other damages pursuant to breach of contract claims against the Contractor and claims against the Sureties pursuant to the Performance Bond. The Sureties denied liability in whole under the Performance Bond, and the Contractor filed claims against the Company alleging wrongful termination of contract and related damages.

Various actions relating to this matter were filed in the U.S. District Court for the District of Oregon, in the Ninth Circuit Court of Appeals, and in the International Chamber of Commerce’s Court of Arbitration.

Settlement

On July 16, 2018, the Parties entered into a settlement to resolve all claims relating to Carty construction between the Company and each of the Contractor, Abengoa S.A., and the Sureties. Under the terms of the settlement, (i) the Sureties will pay $130 million to PGE, and (ii) the Contractor, Abengoa S.A., and the Sureties will release all claims against the Company arising out of the Carty construction, and in return, PGE will release all such claims against the Contractor, Abengoa S.A., and the Sureties.

PGE is in the process of assessing the impact of the settlement to its financial position, results of operations, and cash flows. The Company anticipates that the proceeds will fully offset the incremental construction costs and partially offset the Company's other damages.

In July 2016, PGE submitted to the OPUC a deferral application associated with the excess capital costs for Carty, starting from its in service date to the date that such amounts were approved in a subsequent regulatory proceeding. The Company requested that the OPUC delay its review of this deferral request until all legal actions with respect to this matter, including PGE’s actions against the Sureties, have been resolved. As a result of the settlement described above, the Company plans to withdraw the deferral application.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	July 17, 2018	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer